Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Timothy A. Bonang, Vice President, Investor Relations
Elisabeth A. Heiss, Manager, Investor Relations
(617) 796-8245
www.fivestarseniorliving.com

Five Star Quality Care, Inc. Enters New $150 Million Credit Facility

Newton, MA (April 13, 2012): Five Star Quality Care, Inc. (NYSE: FVE) today announced that it has entered into a new $150 million secured revolving credit facility. The new facility is in addition to FVE’s existing $35 million secured revolving credit facility, which has a maturity date of March 18, 2013. The maturity date of the new facility is April 13, 2015 and includes options which can be exercised by FVE to extend the facility up to April 13, 2017.

Drawings under the new facility will bear interest at LIBOR plus a spread of 250 basis points. The new facility is secured by 15 senior living communities with 1,549 living units owned by FVE that have a total assessed value of approximately $230 million. FVE also continues to own an additional 12 unencumbered senior living communities with 840 living units.

Citigroup and RBC Capital Markets acted as joint lead arrangers and bookrunners for the new facility. Banks participating in the new facility are as follows:

Name of Institution	Facility Title
Citibank, N.A.	Administrative Agent
Royal Bank of Canada	Syndication Agent
CIT Bank (CIT Healthcare)	Co-Documentation Agent
Compass Bank	Co-Documentation Agent
PNC Bank, National Association	Co-Documentation Agent
The Huntington National Bank	Co-Documentation Agent
Comerica Bank	Lender
RBS Citizens, N.A.	Lender
UBS Loan Finance LLC	Lender

Five Star Quality Care, Inc. is a senior living and healthcare services company which owns, leases and manages senior living communities, including primarily private pay independent and assisted living communities located throughout the U.S. Five Star also operates five institutional pharmacies and two rehabilitation hospitals. Five Star is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON FVE’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR NUMEROUS REASONS, SOME OF WHICH ARE BEYOND FVE’S CONTROL. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

•                  CONTINUED AVAILABILITY OF BORROWINGS UNDER THE NEW FACILITY IS SUBJECT TO FVE’S SATISFYING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS.

•                  ACTUAL ANNUAL COSTS UNDER THE CREDIT FACILITY WILL BE HIGHER THAN LIBOR PLUS A PREMIUM ON DRAWINGS BECAUSE OF OTHER FEES AND EXPENSES ASSOCIATED WITH THE NEW FACILITY.

•                  EXTENDING THE MATURITY DATE OF FACILITY BY TWO, ONE YEAR OPTIONS TO APRIL 13, 2016 AND APRIL 13, 2017 IS AT THE OPTION OF FVE, BUT REQUIRES THE PAYMENT OF A FEE AND FVE’S SATISFYING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS.

•                  THE AMOUNT OF BORROWINGS AVAILABLE FROM TIME TO TIME UNDER THE CREDIT FACILITY WILL BE SUBJECT TO FVE HAVING SUFFICIENT QUALIFIED COLLATERAL, WHICH IS BASED ON THE VALUE OF THE PROPERTIES SECURING THE FACILITY. ACCORDINGLY, THE AVAILABILITY AT ANY TIME MAY BE LESS THAN $150 MILLION.

SOME OF THESE FACTORS ARE BEYOND FVE’S CONTROL. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. INVESTORS SHOULD NOT PLACE UNDUE

RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS MAY BE REQUIRED BY LAW, FVE DOES NOT INTEND TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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